                                                                      Exhibit 12


                       MERCK & CO., INC. AND SUBSIDIARIES

               Computation Of Ratios Of Earnings To Fixed Charges
               --------------------------------------------------

                        (In millions except ratio data)


                                                  Years Ended December 31
                              -----------------------------------------------------------
                                 2000      1999      1998      1997      1996      1995
                              ---------  --------  --------  --------  --------  --------
Income Before Taxes           $ 9,824.1  $8,619.5  $8,133.1  $6,462.3  $5,540.8  $4,797.2

Add:
 One-third of rents                67.0      66.7      56.0      47.0      41.0      28.1
 Interest expense, net            361.9     236.4     150.6      98.2     103.2      60.3
 Preferred stock dividends        205.2     120.7      62.1      49.6      70.0       2.1
                              ---------  --------  --------  --------  --------  --------
  Earnings                    $10,458.2  $9,043.3  $8,401.8  $6,657.1  $5,755.0  $4,887.7
                              =========  ========  ========  ========  ========  ========

One-third of rents            $    67.0  $   66.7  $   56.0  $   47.0  $   41.0  $   28.1
Interest expense                  484.4     316.9     205.6     129.5     138.6      98.7
Preferred stock dividends         205.2     120.7      62.1      49.6      70.0       2.1
                              ---------  --------  --------  --------  --------  --------
  Fixed Charges               $   756.6  $  504.3  $  323.7  $  226.1  $  249.6  $  128.9
                              =========  ========  ========  ========  ========  ========
Ratio of Earnings
 to Fixed Charges                    14        18        26        29        23        38
                              =========  ========  ========  ========  ========  ========

For purposes of computing these ratios, "earnings" consist of income before taxes, one-third of rents (deemed by the Company to be representative of the interest factor inherent in rents), interest expense, net of amounts capitalized, and dividends on preferred stock of subsidiary companies. "Fixed charges" consist of one-third of rents, interest expense as reported in the Company's consolidated financial statements and dividends on preferred stock of subsidiary companies.